Exhibit 99.1

For Immediate Release

Union Pacific Announces Executive Management Appointments

Chief Operating Officer Cameron Scott Announces Retirement

Company Shifts its Network Planning & Operations Function to Better Align with Strategic Vision

Omaha, Neb., August 15, 2018 - Union Pacific today announced the following executive management appointments:

•	Beth Whited to executive vice president and chief human resources officer.
•	Tom Lischer to executive vice president, Operations.
•	Kenny Rocker to executive vice president, Marketing and Sales.
•	David Giandinoto to vice president, Harriman Dispatching Center and Network Operations.
•	Kari Kirchhoefer to vice president, Industrial.

The appointments are effective immediately.

“This new organization positions us to tackle the challenges and opportunities of today and into the future,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “Specifically, we must deliver a more consistent and reliable service product for our customers, and we need to further engage employees to unlock new levels of passion and dedication while leveraging our diverse talents.”

Executive Vice President and Chief Operating Officer Cameron Scott announced his retirement, effective Feb. He will serve as a company vice president until then.

Whited is responsible for Union Pacific’s Human Resources and Labor Relations functions and will lead the company’s new employee engagement and culture initiatives. She served as executive vice president and chief marketing officer since November 2016. She previously led Union Pacific's Chemicals business for four years, served as vice president of the company's National Customer Service Center and held a variety of executive roles in Strategic Planning, Investor Relations, Finance, and Marketing and Sales, including president of subsidiary Union Pacific Distribution Services. Whited joined the company in 1987. She succeeds Sherrye Hutcherson.

Tom Lischer is responsible for the company’s train operations throughout the railroad’s 23 states. He is in charge of all transportation services including managing and maintaining locomotives, rail cars, tracks, train dispatching and crew calling; as well as Mechanical and Engineering functions. He most recently led Union Pacific’s centralized train dispatching organization since April 2017. He has held many leadership roles within the company’s Operating department including assistant vice president, locomotive distribution and network operations, and positions in all three of Union Pacific’s Operating department regions. Lischer joined the company in 1995. He succeeds Scott.

Kenny Rocker is responsible for the company’s four major business units: Agriculture, Energy, Industrial and Premium, including Union Pacific’s Mexico business that accounted for approximately 11 percent of the railroad’s total 2017 volume. He also oversees the company’s Customer Care and Support team and the Loup Logistics subsidiary. Rocker served as vice president and general manager of Union Pacific’s Industrial business since August 2016. He held various positions during his railroad career including assignments in Automotive, the Market Development and Sales Center, and Chemicals. Rocker joined Union Pacific in 1994. He succeeds Whited.

Giandinoto leads Union Pacific’s centralized train dispatching organization with responsibility for keeping trains moving safely and efficiently. He joined Union Pacific in 1994 and most recently served as assistant vice president, locomotive distribution and network operations. He has held leadership roles in the Operating as well as Marketing and Sales departments, including assistant vice president of the company’s Northern Region operations, general superintendent at the Proviso yard in Chicago and general manager of the Union Pacific Distribution Services subsidiary. He succeeds Lischer.

Kirchhoefer is responsible for customers in multiple commodity areas including construction, lumber and paper products, metals and ores, specialized markets, minerals, industrial chemicals, plastics and soda ash. She most recently served as vice president, Customer Care & Support. Kirchhoefer has held numerous leadership positions during her 26-year Union Pacific career including vice president and general manager, Chemicals, president of the company’s Streamline subsidiary, and Agricultural Products and Market Development and Sales Center roles. She succeeds Rocker.

“Beth, Tom and Kenny will bring experience, energy and expertise to their important leadership roles, while David and Kari have successful track records and are well prepared to take on even greater levels of responsibility,” Fritz said.

Cameron Scott Retiring

Scott was Union Pacific’s executive vice president and chief operating officer since February 2014. He had been vice president, Network Planning and Operations, since 2012, where he was responsible for directing the railroad’s service design and evaluation, transportation planning, network and capital planning, network development and joint facilities activities. He served as vice president of operations for Union Pacific’s Western Region prior to that. Scott joined the company in 1990.

“I want to offer my sincere thanks to Cameron and Sherrye for their hard work and dedication to Union Pacific,” Fritz said. “Cameron has been a true champion of employee safety, and the company has made great strides because of it, leading the industry each of the past three years. I also wish to convey my appreciation to Sherrye for the commitment and effort she gave during her time at Union Pacific.”

Network Planning & Operations

Union Pacific’s Network Planning & Operations (NPO) function will shift its reporting structure to Lynden Tennison, executive vice president and chief strategy officer to better align with the company’s strategic vision. It previously reported to the chief operating officer and was embedded in the company’s Operating department.

“The NPO team plays a key role in Union Pacific’s business planning and management processes,” Fritz said. “This shift creates greater opportunities to coordinate between our Operating department, Marketing and Sales, and Finance areas to align and modify our transportation plan with technology as we continue to develop new and innovative ways to serve our customers.”

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About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2008-2017, Union Pacific invested approximately $34 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix is classified into its Agricultural Products, Energy, and Industrial and Premium business groups. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

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